Exhibit 23.3

CONSENT OF GLOBAL RESOURCES ENGINEERING

The undersigned, in connection with the prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (File No. 333-286531) of i-80 Gold Corp. (the “Company”), hereby consents to:

i.

the incorporation by reference by the Company and use of the technical report summaries titled “S-K 1300 Initial Assessment & Technical Report Summary, Granite Creek Mine, Humboldt County, Nevada” dated the 27th day of March, 2025, with an effective date of December 31, 2024, (the “Granite Creek Mine 1300 Report”), which was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission (“S-K 1300”), as an exhibit to and referenced in the Registration Statement;

ii.	the use of and references to the undersigned’s name, including their status as an expert or “qualified person” (as defined in S-K 1300) in connection with the Registration Statement; and

iii.

Any extracts or summaries from the Granite Creek Mine 1300 Report in the Prospectus Supplement and the use of any information derived, summarized, quoted or referenced from such technical report, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed or approved by the undersigned, that is included in the Prospectus Supplement.

The undersigned is responsible for authoring and this consent pertains to the Granite Creek Mine 1300 Report. The undersigned certifies that they have read the Prospectus Supplement and that it fairly and accurately represents the information in the sections of the Granite Creek Mine 1300 Report for which the undersigned is responsible.

This consent and our consent previously filed with the Form S-3 (File No. 333-286531) also apply to this Form S-3 registration statement filed pursuant to Rule 462.

Date: May 13, 2025

Global Resources Engineering

By:	/s/ Terre Lane

Terre Lane